UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 1, 2015

CannaPharmaRx, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-27055	27-4635140
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Collins Drive, Suite 100, Carneys Point, New Jersey		08069
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	856-376-0500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective April 1, 2015, the Company appointed Alex Giaqunito, PhD, Elie Khalife, PhD, and Steven Rule to its Board of Directors. Biographies of each new director are as follows:

Alex Giaquinto, PhD, age 71, Director

Dr. Alex Giaquinto, PhD has held many positions during his career at Schering-Plough Corporation from 1973 until his eventual retirement in 2004. His positions included Associate Director of Pharmaceutical Research and Development, Clinical Manufacturing, Package Development and Aerosol Process Development prior to being appointed Director, Regulatory Affairs in 1980. Since then his positions at the Schering Plough Research Institute included Sr. Director, Vice President, and Sr. Vice President of Worldwide Regulatory Affairs. During this tenure he was instrumental in establishing the Development and Regulatory strategies for the approvals of 74 New Drug Applications (NDAs), which included such major products as Proventil, Vanceril, Vancenase, Eulexin, Rebetrol, Claritin, Claritin-D, Clarinex, Diprosone, Diprolene, Lotrisone, Elocon, Integrilin, Temodar, Asmanex and Zetia; 9 Biologic Licensing Applications (BLAs), including Intron, Peg-Intron and Rebetron; and 28 Abbreviated New Drug Applications (ANDAs). In addition, he was instrumental in establishing the prescription to over-the-counter strategies for Chlortrimeton, Drixoral, Lotrimin, Gyne-Lotrimin and Claritin. Most recently he was Senior Vice President for Global Compliance at Schering-Plough Corporation in Kenilworth, New Jersey until his retirement on January 1, 2004. Dr. Giaquinto has stayed involved in the activities of the pharmaceutical industry by establishing his own company, ARG Consulting LLC, through which he offers advice and counsel on development and regulatory strategies to numerous pharmaceutical and biotech companies. He has served as a member and chairman of the Regulatory Affairs Coordinating Committee of the Pharmaceutical Research and Manufacturers Association. He was one of the original members to the Steering Committee of the International Conference of Harmonization (ICH) and served as one of the two U.S. pharmaceutical Industry representatives on that committee from 1990 to 2003. While serving on this ICH committee, he introduced the concept of the Common Technical Document (CTD) and served as co-chair of both the Common Technical Document Implementation Coordination Group and the Global Cooperation Group. Dr. Giaquinto is also a member of the American Pharmaceutical Association, the American Association of Pharmaceutical Sciences, the American Society of Clinical Pharmacology and Therapeutics, the New York Academy of Sciences and the Drug Information Association. Dr. Giaquinto has been a lecturer on Food and Drug Law at the Temple University Graduate Program in Quality Assurance/Regulatory Affairs and serves on their Advisory Committee. He also serves on the Planning Committee at the University of Texas at Austin for their Program on the International Conference for Drug Development.

Elie Khalife, age 40, Director

Elie Khalife, currently the President and Chief Executive Officer of KeyCentrix, LLC since February 2008, brings innovative leadership, technical expertise, and a global perspective to a company that strives to identify and meet the unique needs of the pharmacy industry. Khalife’s career encompasses information management systems, customer relationship management (CRM), telecommunications/media, banking/finance, drilling/manufacturing, e-Learning programs, and data warehouse management. Through his entrepreneurial drive and business acumen, Khalife creates strategies that streamline processes, improve customer service, and build cross-functional teams, while ultimately gaining significant market share and increasing profitability. As an executive manager with KeyCentrix, he focuses his efforts on expanding the organization through reaching untapped growth opportunities. Khalife leverages his expansive IT experience, as well as his innate marketing capabilities, to promote NewLeafRx® & RxKey®, both Windows-based prescription processing modules used by specialty and retail pharmacies nationwide. From 2002 to 2008, Khalife served in numerous key roles for Packard International, a leading producer of drill stem safety valve products for the oil industry, including the COO/CIO position, where he increased revenue from $2.5M to $12M in just 3 years. As Project Manager for Schlumberger Sema from 1999 to 2002, Khalife led certification activities and the learning management system project, reaching 80,000 international employees. A native of France, Khalife is a graduate of Ecole Supérieure de Génie Informatique in Paris, France. He majored in networking and database management and has a doctorate in networking and telecommunication.

Steven Rule, age 52, Director

Steven Rule has approximately 25 years of experience and knowledge in the pharmaceutical wholesale and retail pharmacy business. The foundation of his experience was with McKesson Corporation and Cardinal Health in senior management roles. Currently he is the President and CEO of the Rule Group, Inc. which specializes in financial consulting for the pharmacy trade. Steve is also the President of the Chain Drug Consortium, LLC, an organization that provides aggregated purchasing platforms for many of the nation’s regional pharmacy chains. Steve currently sits on the Board of Directors of CARE Pharmacies Cooperative, LLC. He also serves on the Associated Food Stores Pharmacy Advisory Board, as well as a Chain Executive Member of the National Association of Chain Drug Stores. Steve was educated in business finance at San Diego State University, from which he holds a bachelor of science degree.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CannaPharmaRx, Inc.

April 6, 2015	By:	/s/ Gerry Crocker

Name: Gerry Crocker
Title: Chief Executive Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press Release dated April 1, 2015